Exhibit 5.2

June 13, 2012

Fiesta Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Re:	Fiesta Restaurant Group, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Texas counsel to Cabana Bevco LLC, a Texas limited liability company (“Cabana Bevco”), Cabana Beverages, Inc., a Texas corporation (“Cabana Beverages”), TC Bevco LLC, a Texas limited liability company (“TC Bevco”), Texas Taco Cabana, L.P., a Texas limited partnership (“Texas Taco”), and TP Acquisition Corp, a Texas corporation (“TP Acquisition”) (Cabana Bevco, Cabana Beverages, TC Bevco, Texas Taco and TP Acquisition being herein collectively called the “Texas Guarantors”), which are direct or indirect subsidiaries of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the exchange of the Company’s 8.875% Senior Secured Second Lien Notes due 2016, which are to be registered under the Securities Act (the “Exchange Notes”), for a like principal amount of its issued and outstanding 8.875% Senior Secured Second Lien Notes due 2016, which have not been registered under the Securities Act (the “Original Notes”), upon the terms and subject to the conditions set forth in the Registration Statement and the related Letter of Transmittal (which, together with the Registration Statement, constitutes the “Exchange Offer”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Exchange Notes and each Guarantee (as defined below) will be, and the Original Notes are, governed by the indenture dated as of August 5, 2011 (the “Indenture”), among the Company, the guarantors named therein, including the Texas Guarantors as guarantors, and The Bank New York Mellon Trust Company, N.A., as Trustee. The Exchange Offer constitutes an offer to exchange up to $200,000,000 aggregate principal amount of the Exchange Notes for up to an equal aggregate principal amount of the Original Notes.

Documents Examined or Reviewed

For the purpose of rendering the opinions set forth herein, we have been furnished with and have reviewed the following documents:

(a) the form of Registration Statement;

(b) the Indenture;

Fiesta Restaurant Group, Inc.

June 13, 2012

(c) the form of Exchange Notes; and

(d) the form of guarantee with respect to the Exchange Notes to be issued by each Texas Guarantor (as to each Texas Guarantor, its “Guarantee”).

In addition to the documents described above, other documents we have reviewed in rendering this opinion, and upon which we have relied, include the following:

(a) the Articles of Incorporation of each of Cabana Beverages and TP Acquisition, certified by the Secretary of State of the State of Texas on April 25, 2012 and April 26, 2012, respectively;

(b) the Articles of Organization of each of Cabana Bevco and TC Bevco, certified by the Secretary of State of the State of Texas on April 25, 2012;

(c) the Amended Certificate of Limited Partnership of Texas Taco, certified by the Secretary of State of the State of Texas on April 25, 2012;

(d) a Certificate (herein so called) of each of the Texas Guarantors or its General Partner dated as of April 30, 2012, certifying, as applicable, (i) the Articles of Incorporation and Bylaws (as amended and/or restated) of each of Cabana Beverages and TP Acquisition, (ii) the Articles of Organization and Regulations (as amended and/or restated) of each of Cabana Bevco and TC Bevco, (iii) the Amended Certificate of Limited Partnership and Limited Partnership Agreement (as amended and/or restated) of Texas Taco, (iv) Resolutions adopted by the Board of Directors or Managers of each of the Texas Guarantors or its General Partner authorizing the execution, delivery and performance of its Guarantee, (v) the incumbency of officers or Managers of each of the Texas Guarantors or its General Partner and (vi) other corporate, limited liability company or partnership records of each of the Texas Guarantors;

(e) certificates dated April 25, 2012, from the Secretary of State of the State of Texas, as to the existence of each of the Texas Guarantors (the “Existence Certificates”); and

(f) certificates dated April 25, 2012, from the Comptroller of Public Accounts of the State of Texas, as to the current payment by each of the Texas Guarantors of franchise taxes (the “Good Standing Certificates”).

We have also examined or reviewed such other documents as we have deemed necessary or desirable as a basis for the opinions hereinafter expressed.

Scope of Examination and General

Assumptions and Qualifications

In making the foregoing examination and review, we have assumed, with your consent (a) the genuineness of all signatures, (b) the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (d) the authenticity of the originals of the documents referred to in the immediately preceding clause (c), and (e) the legal capacity of all natural persons who have executed any documents.

Fiesta Restaurant Group, Inc.

June 13, 2012

As to questions of fact material to our opinion, we have, without independent verification of their accuracy, relied to the extent we deemed appropriate, upon the representations and warranties of each of the Texas Guarantors made in each Certificate.

Our opinions set forth below are limited solely to matters governed by the laws of the State of Texas, and we express no opinion as to questions concerning the laws of any other jurisdiction.

Opinions

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

1. Based solely on the applicable Existence Certificate and the applicable Good Standing Certificate, each of the Texas Guarantors is validly existing and in good standing under the laws of the State of Texas. Each of the Texas Guarantors has all corporate, limited liability company or partnership, as applicable, power necessary to execute, deliver and perform its obligations under its Guarantee.

2. Each of the Texas Guarantors has taken all corporate, limited liability company or partnership, as applicable, action necessary to authorize the execution, delivery and performance of its Guarantee.

This opinion (a) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of, obligation to advise you or any other person of any changes for any new developments that might affect any matters or opinions set forth herein and (b) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to being named as counsel to the Texas Guarantors in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP